EXHIBIT 3.1
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
EMCOR GROUP, INC.

It is hereby certified that:
1.    The name of the corporation (hereinafter referred to as the “Corporation”) is EMCOR Group, Inc.
2.    The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article SIXTH thereof and by substituting in lieu of said Article the following new Article:
“SIXTH: The Board of Directors of the Corporation shall consist of the number of directors as fixed from time to time by resolution of a majority of the directors then in office.”
3.    The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article NINTH thereof and by substituting in lieu of said Article the following new Article:
“NINTH: To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors and officers, no director or officer of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Notwithstanding the foregoing, a director or officer shall be liable to the extent provided by applicable law (1) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions of the director or officer not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of the State of Delaware with respect to directors, (4) for any transaction from which the director or officer derived any improper personal benefit, or (5) for any action by or in the right of the Corporation, in the case of officers only. Neither the amendment or repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article shall adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment or repeal.”
4.    The Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following new Article TWELFTH:
“TWELFTH:
A. EXCLUSIVE FORUM. Unless the Board of Directors or one of its committees otherwise approves the selection of an alternate forum, the Court of Chancery of the State of Delaware (or, if, and only if, the Court of Chancery of the State of Delaware dismisses a Covered Claim (as defined below) for lack of subject matter jurisdiction, any other state or federal court in the State of Delaware that does have subject matter jurisdiction) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any (1) derivative claim brought in the right of the Corporation, (2) claim asserting a breach of a fiduciary duty to the Corporation or the Corporation’s stockholders owed by any current or former director, officer or other employee or stockholder of the Corporation, (3) claim against the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws, (4) claim to interpret, apply, enforce or determine the validity of the Amended and Restated Certificate of Incorporation or the By-Laws, (5) claim against the Corporation governed by the internal affairs doctrine, or (6) other claim, not subject to exclusive federal jurisdiction and not subject to paragraph (D) below, brought in any action asserting one or more of the claims specified in clauses (A)(1) through (5) herein above (each a “Covered Claim”); provided, however, that the provisions of this paragraph (A) of Article TWELFTH of this Amended and Restated Certificate of Incorporation will not apply to claims brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended.

B. PERSONAL JURISDICTION. If any person or entity (a “Claiming Party”) files an action asserting a Covered Claim in a court other than one determined in accordance with paragraph (A) above (each a “Foreign Action”) without the prior approval of the Board of Directors or one of its committees, such Claiming Party shall be deemed to have consented to (1) the personal jurisdiction of the court determined in accordance with paragraph (A) above in connection with any such action brought in any such court to enforce paragraph (A) above (an “Enforcement Action”) and (2) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Action as agent for such Claiming Party.
C. NOTICE AND CONSENT. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH of this Amended and Restated Certificate of Incorporation and waived any argument relating to the inconvenience of the forums referenced above in connection with any Covered Claim.
D. FEDERAL FORUM. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this provision.”
5.    The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
Executed on June 8, 2023

/s/ ANTHONY J. GUZZI
Anthony J. Guzzi
Chairman, President and Chief Executive Officer